 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998
                                                       REGISTRATION NO.333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ------------------------

                               HS RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                 94-3036864
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                Identification Number)

                               ONE MARITIME PLAZA
                                   15TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 433-5795
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                             JAMES M. PICCONE, ESQ.
                                GENERAL COUNSEL
                               HS RESOURCES, INC.
                           1999 BROADWAY, SUITE 3600
                            DENVER, COLORADO  80202
                                 (303) 296-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------


           It is requested that copies of communications be sent to:

                           RONALD R. LEVINE, II, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                       370 SEVENTEENTH STREET, SUITE 4700
                            DENVER, COLORADO  80202
                                 (303) 892-9400

                           ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]


                           ------------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================

                                                               Proposed             Proposed
                                               Amount           maximum              maximum
  Title of each class of                       to be         offering price         aggregate             Amount of
securities to be registered                  registered       per unit(1)        offering price(1)    registration fee(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share (2)   1,200,000      $14.8125            $17,775,000          $5,244
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low prices reported by The New York Stock Exchange on February 10, 1998.

(2) This Registration Statement also applies to Rights under the Company's Stockholders' Rights Plan, which are attached to and tradeable only with the Shares of Common Stock registered hereby. No registration fees are required for such rights and the shares underlying such rights as they will be offered for no additional consideration.

                           ------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.


                  SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1998


PROSPECTUS



                               1,200,000 Shares


                               HS RESOURCES, INC.


                                  COMMON STOCK



                       OFFERED BY THE SELLING STOCKHOLDER
                       ----------------------------------

         The shares of Common Stock, $.001 par value ("Common Stock"), of HS Resources, Inc. (the "Company" or "HSR") offered by this Prospectus (the "Shares") are for the account of a certain stockholder of the Company, Amoco Production Company, (the "Selling Stockholder" or "Amoco"). The Company will receive none of the proceeds from the sale of the Shares. The Selling Stockholder directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution" and "Selling Stockholder."

          The Company's Common Stock is listed on The New York Stock Exchange (Symbol: "HSE"). The Shares have been approved for listing on such exchange.


         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.


                           ------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTA-
                  TION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ------------------------


     The Selling Stockholder and any broker-dealer, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has paid substantially all of the costs of this offering, estimated at $30,000.





                  The date of this Prospectus is        , 1998

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.


                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
SELLING STOCKHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
VALIDITY OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company is currently subject to the periodic reporting and other informational requirements of the Exchange Act. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. HSR's Common Stock is listed on The New York Stock Exchange (the "NYSE"). Reports, proxy and information statements and other information relating to HSR can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Any such request and requests for the agreements summarized herein may be directed to James M. Piccone, Secretary, HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202, telephone
(303) 296-3600.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Shares.

         The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K as amended by the Company's Form 10-K/A-1 for the year ended December 31, 1996, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, Current Reports on Form 8-K, dated February 26, 1997, October 1, 1997, December 9, 1997 and December 23, 1997, and Form 8-A filed June 14, 1994 (file no. 1-13152) and Form 8-A filed March 11, 1996 (file no. 1-13152) are incorporated by reference in this Prospectus. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any documents incorporated by reference herein (other than exhibits unless the exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to James M. Piccone, Secretary, HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus includes and incorporates by reference statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included herein or incorporated by reference herein, including without limitation, (i) statements made herein under "The Company," (ii) statements made in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, or Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, under "Business," "Properties," "Legal Proceedings and Environmental Issues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and (iii) statements made in the Company's Current Reports on Form 8-K dated December 9, 1997, and December 23, 1997 in each case regarding the Amoco Acquisition (as hereinafter defined), reserves and their values (including reserves acquired in the Amoco Acquisition), planned capital expenditures, financing plans, increases in oil and gas production, trends or expectations concerning oil and gas prices, the availability of financing, the number and prospective nature of anticipated wells to be drilled in 1998 and thereafter, development and exploitation potential, refrac potential, recompletion potential, infill potential and expected regulatory approval thereof, drillsite prospects and potential, anticipated operating efficiencies, anticipated finding, development, operation and other cost savings, marketing benefits, extended reserve life and additional lifting pressure, expected cash flow and earnings accretion, deepening potential, the potential to unlock stranded reserves, reserve and production growth potential, acquisition and consolidation opportunities, divestiture opportunities and the Company's financial position, business strategy and other plans and objectives for future operations, potential liabilities or the expected absence thereof, the potential outcome of environmental matters, litigation and other proceedings, are forward-looking statements. All forward-looking statements included herein or incorporated by reference herein are based on information available to the Company on the date hereof, or, with respect to documents incorporated by reference, on the date thereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company.

         Many factors may affect the Company's expectations and plans. Capital expenditure and financing plans may change in connection with the success of drilling activities, the general availability of capital, interest rates, and cash flow available from operations. Cash flow available from operations may change depending on costs of materials and services, regulatory burdens and commodity prices. Oil and gas prices are volatile, and there are several potentially significant adverse effects to the Company that can result if product prices decline materially. First, lower product prices will adversely impact the Company's cash flow and could cause the Company to (i) curtail its capital program, (ii) borrow additional amounts under its revolving credit agreement, or (iii) issue additional debt or equity securities. Second, lower product prices could cause the borrowing base under the Company's bank credit agreement to be reduced and certain covenant tests to be adversely affected. Third, under rules promulgated by the Securities and Exchange Commission, companies that follow the full cost accounting method are required to make quarterly "ceiling test" calculations. Lower product prices adversely affect the ceiling calculation. Should the Company realize sustained lower product prices, it could be required to write down its oil and gas properties, resulting in a non-cash charge against earnings.

         Certain additional important factors that could cause actual results to differ materially from the Company's forward-looking statements are disclosed under "Risk Factors" herein and under "Business," "Properties," "Legal Proceedings and Environmental Issues," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, and in the Company's Current Reports on Form 8-K dated February 26, 1997, October 1, 1997, December 9, 1997, and December 23, 1997 each of which is incorporated by reference in this Prospectus. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  THE COMPANY

         HS Resources, Inc. is a leading U.S. independent energy company engaged in the acquisition, development, exploitation, exploration, production and marketing of oil and gas. Pursuant to its value-oriented growth strategy, the Company's experienced management and technical staff have consistently increased reserves, production and net cash flow (as defined herein), both on an absolute and per share basis. Since January 1, 1993, the Company has achieved compound annual growth rates of 34%, 40% and 36% in reserves, production and net cash flow, respectively. Reflecting the Company's focus on per share growth as a measure of performance, over the same period HSR's reserves and production, expressed in equivalent barrels and net cash flow per share, have increased at a compound annual growth rate of 15.4%, 14.8% and 12.0%, respectively.

         HSR recently acquired Amoco's producing and non-producing properties (the "Amoco Properties") in the Wattenberg Field area of the Denver-Julesberg ("D-J") Basin, in a strategic acquisition (the "Amoco Acquisition") that positions HSR as the leading producer in the D-J Basin with estimated total production of over 110 MMcf of gas and 6,400 Bbls of oil per day. The Amoco Properties have substantial geographic and geological overlap with HSR's existing D-J Basin assets and provide the Company with over 2,100 development and exploitation projects, many of which can be completed with a significantly lower capital investment than that which would be required for development by HSR or Amoco independently. The Amoco Properties present the Company with over $400 million of development and exploitation capital expenditure opportunities that greatly enhance its reserve and production growth potential.

         The Company has created a diversified asset base with activities in four core geographic areas: the D-J Basin, the Mid-Continent, the on-shore area of the Texas-Louisiana Gulf Coast and the Northern Rocky Mountains. The Company's Mid-Continent presence, which is focused in the Anadarko and Arkoma Basins, was established through its 1996 merger with Tide West Oil Company. This presence has been further enhanced by exploration, exploitation and development activities. The Company has current daily production from its Mid-Continent properties (excluding production from the properties transferred in the Amoco Acquisition) of 35.9 MMcf of gas and 1,140 Bbls of oil. In the Gulf Coast, the Company has assembled control of approximately 330,000 gross acres and is conducting an active exploration program. The Company has acquired 270 square miles of 3-D seismic data and is in the process of acquiring an additional 260 square miles. In the Northern Rocky Mountains, the Company has 600,000 gross acres, primarily in the Williston and Greater Green River Basins.

         Upon completion of the Amoco Acquisition, HSR had an inventory of over 3,600 development, exploitation and exploration opportunities, along with over
1.2 million gross undeveloped acres. The opportunities include development, exploitation and infill drilling, recompletion, wellbore deepening and refracturing projects. The Company believes that each of its four core geographic areas presents opportunities for growth in proved reserves, production and cash flow.

         At December 31, 1996, the Company reported proved reserves of 142.0 MMBoe, with an estimated pre-tax present value (discounted at 10%) of $1.13 billion, based on 1996 year-end prices of $3.39 per Mcf of gas and $24.92 per Bbl of oil. The Company's December 31, 1996, proved reserves would have been
137.7 MMBoe and would have had a present value of $632.2 million if based on prices of $2.00 per Mcf of gas and $20.00 per Bbl of oil. At December 31, 1996, gas constituted approximately 76% of the Company's proved reserves and approximately 76% of the Company's proved reserves were classified as developed. At December 31, 1996, the Company operated approximately 74% of its 3,562 wells. During the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, the Company generated net cash flow (defined as net income, plus depreciation, depletion and amortization, deferred taxes and extraordinary items) of $56.5 million and $49.9 million, respectively, with average production of 20.9 MBoe and 25.0 MBoe per day, respectively.

         The Company's principal executive office is located at One Maritime Plaza, 15th Floor, San Francisco, California 94111 and its telephone number at such address is (415) 433-5795.

                                  RISK FACTORS

         Prospective purchasers of the Shares should consider carefully the specific factors set forth below, as well as the other information set forth elsewhere or incorporated by reference in this Prospectus, in connection with their investment in the Company.

VOLATILITY OF OIL AND GAS PRICES; MARKETABILITY OF PRODUCTION

         The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for its oil and gas. Hydrocarbon prices can be extremely volatile and in recent years have been depressed at times by warm weather, weak demand and excess total domestic and imported supplies. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate accurately future prices of oil and gas. Prices for D-J Basin gas, which represents a significant portion of the Company's overall historical production and represents an even greater percentage as a result of the Amoco Acquisition, have at times been more volatile, and at certain times lower, than the prices prevailing in the broader United States gas market. Although from time to time the Company hedges a portion of its oil and gas production to provide some protection from price declines, any substantial or extended decline in the price of oil or gas would have a material adverse effect on the Company's financial condition and results of operations.

         The marketability of the Company's production depends upon the availability and capacity of refineries, gas gathering systems, pipelines and processing facilities. Under the Company's current development and exploitation plans, its production volumes could exceed the present processing capacity of Amoco's Wattenberg processing plant. Amoco has agreed to consider expanding the capacity of the plant in such case, and the Company believes it could develop its own processing capability if Amoco determined not to expand capacity. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect the Company's ability to produce and market its oil and gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk. See "-- Governmental and Environmental Regulation" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Natural Gas Price Considerations" and "-- Oil Price Considerations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 incorporated by reference herein.

EFFECTS OF LEVERAGE; EXISTING INDEBTEDNESS

         As of September 30, 1997, after giving effect to the Amoco Acquisition, the Company's total long-term debt would have been approximately $639 million. Of this amount, approximately $414 million would have been outstanding under the Chase Facility. The Company's leverage has important consequences to holders of the Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, (ii) a portion of the Company's cash flow from operations must be dedicated to the payment of the interest on its existing indebtedness, (iii) certain of the Company's borrowings, principally those under the Chase Facility, are at variable rates of interest, which may make the Company vulnerable to increases in interest rates, and (iv) the terms of certain of the Company's indebtedness permit its creditors to accelerate payments upon certain events of default or a change of control of the Company. As of September 30, 1997, after giving effect to the Amoco Acquisition (but excluding the effect of interest rate hedging arrangements covering $80.0 million in principal amount of indebtedness), 52% of the aggregate borrowings of the Company would have been floating rate obligations and 48% of the Company's borrowings would have been fixed rate obligations, with an overall range of interest rates from 6 3/4% to 9 7/8% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 incorporated by reference herein.

         The Company's ability to meet its debt service obligations and reduce total indebtedness will be dependent not only upon its future drilling and production performance, but also on oil and gas prices, general economic conditions and financial, business and other factors affecting the Company's operations, many of which are beyond the Company's control. The Company's strategy and historical focus has been, and is expected to continue to be, the development, acquisition, exploitation, exploration, production and marketing of oil and gas. Each of these activities requires substantial capital. The Company intends to finance such capital expenditures in the future through cash flow from operations, the incurrence of additional indebtedness and/or the issuance of additional equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 incorporated by reference herein.

ESTIMATION OF RESERVES

         There are numerous uncertainties in estimating quantities of proved reserves, future rates of production and the timing and success of development and exploitation expenditures, including many factors beyond the control of the Company. Thus, the reserve data incorporated by reference in this Prospectus are calculated estimates only. The Company's historical reserve information incorporated by reference herein represents estimates based on reports prepared by the Company and reviewed by Williamson Petroleum Consultants, Inc. ("Williamson") and Netherland, Sewell & Associates, Inc. as of December 31, 1996. Williamson reviewed HSR's D-J Basin, Northern Rocky Mountain and Gulf Coast reserves, and Netherland, Sewell & Associates, Inc. reviewed the Company's Mid-Continent reserves. In the aggregate, 78.4% of the value of the Company's historical proved reserves, representing the most material individual properties, were reviewed by the two engineering firms. The reserve information with respect to the Amoco Properties as of December 1, 1997, incorporated by reference herein represents estimates based on reports prepared by the Company and reviewed by Williamson. Williamson's review of the reserve information with respect to the Amoco Properties was in accordance with its review of the Company's historical reserve information, although the review of the Amoco Properties addressed estimates of gross proved reserves determined by the Company to represent approximately 80% of the total proved value of the Amoco Properties reserves. The preparation of cash flow projections and associated net revenues from the Amoco Properties were prepared by the Company and were not reviewed by Williamson. Although the Company believes all of its reserve estimates to be reasonable, reserve estimates are only estimates and should be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering and production data, and the interpretation thereof, the projection of future rates of production and the timing and success of development expenditures.

         Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be exactly measured, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, estimates of the economically recoverable quantities of oil and gas attributable to any particular property or group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom, which are prepared by different engineers or by the same engineers at different times, may vary substantially. Moreover, there can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Variances from the estimates contained herein could be material. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon certain assumptions about production levels and costs, which may be inaccurately estimated. Further, the oil and gas prices used in estimating future net revenues from the Company's proved reserves and the present value thereof may be based on prices as of a single date, which are not necessarily reflective of oil and gas prices over the life of such reserves. With respect to such estimates, the Company emphasizes that the discounted future net cash flows should not be construed as representative of the fair market value of the proved oil and gas properties belonging to the Company, as discounted future net cash flows are based upon projected cash flows that do not provide for changes in oil and gas prices or for changes in expenses and capital costs. The accuracy of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results may differ materially from the results estimated. Prospective purchasers of the Shares offered hereby are cautioned not to place undue reliance on the reserve data and resulting cash flow estimates included in this Prospectus or incorporated by reference herein.

         The Company accounts for its oil and gas producing activities under the full cost method. This method imposes certain limitations on the carrying (book) value of proved oil and gas properties and requires a writedown of such assets for accounting purposes if such limits are exceeded. The risk that the Company will be required to write down the carrying value of its oil and gas properties increases as oil and gas prices decline or remain depressed. If a writedown is required, it would result in a non-cash charge to earnings. In the past, the Company has not been required to write down its oil and gas properties. However, no assurance can be given that the Company will not be required to make such a writedown in the future.

REPLACEMENT OF RESERVES

         HSR's future performance depends in part upon its ability to acquire, find and develop additional oil and gas reserves that are economically recoverable. Without successful acquisition, exploration, exploitation or development activities, HSR's reserves will decline. No assurance can be given that HSR will be able to acquire or find and develop additional reserves on an economic basis.

         HSR's business is capital intensive and, to maintain its asset base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development, exploitation or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, HSR's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, HSR's oil and gas reserves would decline. See "-- Effects of Leverage; Existing Indebtedness."

         HSR's strategy includes continued exploitation and exploration of its existing properties and may include opportunistic acquisitions of other oil and gas properties. See "-- Acquisition Risks." There can be no assurance that HSR's acquisition activities and exploration, exploitation and development projects will result in increases in reserves. HSR's operations may be curtailed, delayed or canceled as a result of a lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. Furthermore, while HSR's revenues may increase if prevailing oil and gas prices increase significantly, HSR's finding costs for additional reserves could also increase. In addition, the costs of exploration, exploitation and development may materially exceed initial estimates.

ACQUISITION RISKS

         A significant portion of the Company's growth has been attributable to acquisitions of producing properties, including the Amoco Acquisition. The Company expects to continue to evaluate and pursue acquisition opportunities on terms management considers favorable to the Company. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company generally obtains limited contractual indemnification for pre-closing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis with limited remedies for breaches of representations and warranties.

SIGNIFICANTLY INCREASED OPERATIONS

         The Amoco Acquisition has substantially increased the Company's reserves, cash flow and production. The Company's ability to achieve any advantages from the Amoco Acquisition will depend in part on successfully integrating the Amoco Properties and certain related personnel into the operations of the Company. There can be no assurance that the Company will be able to achieve such integration successfully.

RISKS OF HEDGING AND TRADING TRANSACTIONS

         In order to manage its exposure to price risks in the marketing of its oil and gas and in connection with its trading activities, HSR has in the past entered and may in the future enter into oil and gas futures contracts on the NYMEX, fixed price delivery contracts and financial swaps. Those transactions that are intended to reduce the effects of volatility of the price of oil and gas may limit potential gains by HSR if oil and gas prices were to rise substantially over the price established by the hedge. In addition, HSR's hedging and trading may expose HSR to the risk of financial loss in certain circumstances, including instances in which production is less than expected or HSR's customers or the counterparties to its futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas or honor their financial commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 incorporated by reference herein.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

         The Company's operations are subject to various Federal, state and local governmental laws and regulations, which may be changed from time to time in response to economic or political factors. Matters subject to regulation include, but are not limited to, drilling and operating permits and approvals, performance bonds, reports concerning operations, discharge and other permitting requirements, the spacing of wells, unitization and pooling of properties and taxation.

         The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by Federal, state and local governmental authorities. Compliance with such laws has not had a material adverse effect upon the Company to date. Nevertheless, the discharge of oil, gas or other pollutants into the air, soil or water may give rise to significant liabilities by the Company to the government and/or third parties, and may require the Company to incur substantial costs for remediation. Moreover, the Company has agreed to indemnify certain sellers of producing properties from whom the Company has acquired properties against certain liabilities for environmental claims associated with the properties purchased by the Company. No assurance can be given that existing environmental laws or regulations, as currently interpreted or as may be in the future, or future laws or regulations will not materially adversely affect the Company's results of operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by the Company.

         Recently there has been an increased level of regulation of oil and natural gas activities in Colorado. For example, in 1996 and 1997 the COGCC adopted stricter regulation of matters such as soil conservation, land reclamation, fluid disposal, bonding of oil and gas companies and the safety, health and welfare concerning oil and gas operations generally. Further, the Company's plan to conduct J-Sand infill drilling on 80-acre spacing in the Wattenberg Field area is subject to approval of the COGCC. The inability of the Company to obtain such approval would result in a delay of the Company's J-Sand infill drilling program. Additionally, various cities and counties are currently reviewing their ordinances to determine the level of regulatory authority, if any, they should assert over such matters. The stricter regulations adopted by the COGCC have not had a material adverse effect on the Company's operations but no assurance can be given that other stricter regulations will not be adopted in the future.


OPERATING HAZARDS; UNINSURED RISKS

         The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline failures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims and other damage or impacts to properties of the Company and others, including suspension of operations. The business is also subject to environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, which could expose the Company to substantial liability due to pollution and other environmental damage. The Company's coverages include, but are not limited to, comprehensive general liability, automobile, personal injury, bodily injury and property damage, pollution liability, physical damage on certain assets, workers' compensation and control of well insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.

FUTURE SALES OF COMMON STOCK

         Sales of a substantial number of shares of Common Stock, including the Shares offered hereby, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

COMPETITION

         The oil and gas industry is highly competitive. The Company competes in the areas of property acquisitions and the development, production and marketing of oil and gas with major oil companies, other independent oil and gas concerns and individual producers and operators, including Amoco. The Company also competes with major and independent oil and gas concerns in recruiting and retaining qualified employees. Many of these competitors have substantially greater financial and other resources than the Company.

ANTI-TAKEOVER PROVISIONS

         Certain provisions in the Company's Amended and Restated Certificate of Incorporation, Bylaws, and the shareholders' rights plan may make it more difficult to effect a change in control of the Company and replace incumbent management. See "Description of Common Stock".


                          DESCRIPTION OF COMMON STOCK

     The following is a description of certain general terms and provisions of the Common Stock. The summary of terms of the Company's Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, Bylaws and Rights Agreement, dated as of February 28, 1996, between the Company and Harris Trust Company of California (the "Rights Agreement"), each of which has been incorporated by reference herein.

     The Company's Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock. No class of capital stock of HSR entitles the holder thereof to any preemptive rights to purchase or subscribe for shares of any class or any other securities.

     All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Common Stock does not have cumulative voting rights. Each share of Common Stock is entitled to participate equally in dividends, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of the Company's preferred stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions.

     The outstanding shares of Common Stock are listed on The New York Stock Exchange and trade under the symbol "HSE." Harris Savings and Trust is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

PREFERRED STOCK PURCHASE RIGHTS

     On February 28, 1996, the Company's Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. The distribution was made as of March 14, 1996, to stockholders of record on that date. Each Right entitles the registered holder of Common Stock to purchase from the Company one one-hundredth ( 1/100) of a share of preferred stock, designated as Series A Junior Preferred Stock, at a price of $60.00 per one one-hundredth ( 1/100) of a share. The Rights will expire at the close of business on March 14, 2006, unless earlier redeemed by the Company as described in the Rights Agreement.

     Initially, the Rights will not be exercisable or represented by a separate certificate but will trade together with the Common Stock. The Rights, unless redeemed prior thereto, become exercisable only upon the close of business on the day which is the earlier of (a) the tenth day after a public announcement that a person or group of affiliated or associated persons, with certain exceptions as noted in the Rights Agreement, has acquired beneficial ownership of 15% or more of the Company's voting stock (an "Acquiring Person") or (b) the tenth business day (or such later date as may be determined by the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in the ownership of 30% or more of the Company's voting stock (even if no stock is actually purchased pursuant to such offer). An Acquiring Person does not include, among others, Natural Gas Partners, L.P. unless it is the beneficial owner of 22.193% or more of the voting stock of the Company. All issuances of Common Stock after the date of the Rights Agreement will include Rights.

     For as long as the Rights are redeemable pursuant to the terms of the Rights Agreement, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement from and after the time that any Person (as defined in the Rights Agreement) becomes an Acquiring Person requires the approval of a majority of the Continuing Directors (as defined in the Rights Agreement).

                                USE OF PROCEEDS

         The Company will not receive any of the net proceeds from the sale of the Shares, and all of such proceeds will be received by the Selling Stockholder.


                              SELLING STOCKHOLDER

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 11, 1998 by the Selling Stockholder, the number of shares being offered by the Selling Stockholder and the number and percentage of the outstanding shares to be owned by the Selling Stockholder after this offering, assuming all of the Shares are sold.

                                       Shares of Common Stock          Number of Shares        Shares of Common Stock
                                         Beneficially Owned          Offered Hereby for          Beneficially Owned
                                          Prior to Offering        Stockholder's Account         After the Offering
                                          -----------------        ---------------------         ------------------


 Name of Beneficial Owner              Number         Percentage                               Number       Percentage
 ------------------------              ------         ----------                               ------       ----------
 Amoco Production Company             1,200,000          6.4%            1,200,000               0              0%

------------------

         On December 15, 1997, the Company acquired the Amoco Properties in exchange for $290 million in cash, 1,200,000 shares of Common Stock and certain of the Company's producing Mid-Continent properties pursuant to a purchase and sale agreement (the "Agreement") between the Selling Stockholder and the Company. In the Agreement, the Company agreed to file and to cause the Registration Statement, of which this Prospectus is a part, to be kept effective until such time as a non-affiliate would be permitted to sell Common Stock without restriction under Rule 144(k) of the Securities Act (or any similar provision then in force).

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares is made, to the extent required, a Prospectus Supplement will be distributed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer-agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Shares may be sold from time to time in one or more transactions at a fixed offering price that may be changed or at varying prices determined at the time of sale or negotiated prices.

         The Company has paid substantially all of the expenses incident to the offering of the Shares, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the Selling Stockholder.


                             VALIDITY OF SECURITIES

         The validity of the Shares has been passed upon by Davis, Graham & Stubbs LLP Denver, Colorado.


                                    EXPERTS

         The Consolidated Financial Statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 24, 1997, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         Estimates of historical oil and gas reserves of the Company as of December 31, 1996, appearing or incorporated by reference herein are based upon engineering studies prepared by the Company and reviewed by the independent petroleum engineering firms of Williamson and Netherland, Sewell & Associates, Inc. Williamson reviewed HSR's D-J Basin, Northern Rocky Mountain and Gulf Coast reserves, and Netherland, Sewell & Associates, Inc. reviewed the Company's Mid-Continent reserves. In the aggregate, 78.4% of the value of the Company's historical proved reserves, representing the most material individual properties, were reviewed by the two engineering firms. Estimates of oil and gas reserves of the Amoco Properties as of December 1, 1997, appearing herein are based upon engineering studies prepared by the Company and reviewed by Williamson. Williamson's review of the estimates with respect to the Amoco Properties was limited to a review of engineering information and the estimates of gross proved reserves determined by the Company to represent approximately 80% of the total proved value of the Amoco Properties reserves, as determined solely by the Company, and did not take into account cost information and pricing assumptions. Such estimates are used or incorporated by reference herein in reliance upon the authority of such firms as experts in such matters.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the offering of the Shares being registered hereby (all amounts are estimated except the SEC Registration Fee).

      SEC Registration Fee ............................ $ 5,244
      Printing Expenses................................  10,000
      Legal Fees and Expenses..........................  10,000
      Auditors' Fees and Expenses......................   2,000
      Miscellaneous Expenses...........................   2,756
                                                        -------
           Total....................................... $30,000
                                                        =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law ("Delaware Law") permits, subject to certain conditions, a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with threatened, pending or completed actions, suits and proceeding (other than actions by or in the right of the corporation) in or to which any of such persons is a party or is threatened to be made a party.

          Article 12 of the Company's Amended and Restated Certificate of Incorporation and Article VI, Section 2 of the Company's Third Amended and Restated Bylaws provide that HSR may indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law.

          The Company currently maintains a policy insuring, subject to certain exceptions, its directors and officers and the directors and officers of its subsidiaries against liabilities that may be incurred by such persons acting in such capacities.

          Pursuant to indemnifications agreements, the Company has agreed to indemnify its directors and certain officers against all costs, charges and expenses incurred by reason of being a director or officer of the Company, provided that indemnification is not prohibited in whole or in part under applicable law.

ITEM 16.  EXHIBITS


Exhibit
Number                     Description of Exhibits

3.1 Amended and Restated Certificate of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, No. 33-52774, filed October 2, 1992.)

3.2 Third Amended and Restated Bylaws of the Company adopted December 16, 1996. (Incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

4.1 Form of Indenture dated December 1, 1993, entered into between the Company and the Trustee. (Incorporated by reference to Exhibit 4.7 to Amendment No. 3 to the Company's Registration Statement on Form S-3, No. 33-70354, filed November 23, 1993.)

4.2 Indenture dated November 27, 1996, among the Company, Orion Acquisition, Inc., HSRTW, Inc., and Harris Trust and Savings Bank as Trustee. (Incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

4.3 First Supplemental Indenture dated November 25, 1996 among the Company, Orion Acquisition, Inc., HSRTW, Inc., and Harris Trust and Savings Bank as Trustee. (Incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

4.4 Purchase and Sale Agreement between the Company and Amoco Production Company dated November 25, 1997. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed December 23, 1997.)

5.1*                       Opinion of Davis, Graham & Stubbs LLP

10.1 Amended Note and Warrant Purchase Agreement dated January 15, 1991, among NGP, Resolute Resources, Inc., and the Company. (Incorporated by reference to Exhibit 4.4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1990, filed February 14, 1991.)

10.1.1 Amendment No. 1 to Note and Warrant Purchase Agreement dated June 28, 1991, between the Company and NGP. (Incorporated by reference to Exhibit
                           4.4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1991, filed September 30, 1991.)

10.1.2 Second Amendment to Note and Warrant Purchase Agreement dated August 17, 1992, between the Company and NGP. (Incorporated by reference to Exhibit
                           4.2.2 to Amendment No. 2 to the Company's
                           Registration Statement on Form S-1, No. 33-52774, filed November 19, 1992.)

10.1.3 Third Amendment to Note and Warrant Purchase Agreement dated October 21, 1993, between the Company and NGP. (Incorporated by reference to Exhibit 4.1.3 to Amendment

                           No. 2 to the Company's Registration Statement on Form S-3, No. 33-70354, filed November 23, 1993.)

10.2 Amended and Restated Warrant Agreement dated January 15, 1991, between NGP and the Company.
                           (Incorporated by reference to Exhibit 4.5.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1990, filed February 14, 1991.)

10.3 Amended Warrant No. W-1, dated January 15, 1991, and issued by the Company to NGP. (Incorporated by reference to Exhibit 4.6.1 to the Form 8, Second Amendment to Form 10, filed April 8, 1991.)

10.3.1 Amendment No. 1 to Amended Warrant No. W-1, dated December 30, 1991, and issued by the Company to NGP. (Incorporated by reference to Exhibit 4.6.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1991, filed on February 14, 1991.)

10.4 Form of Warrant No. W-10, dated January 28, 1992, and issued by the Company to NGP. (Incorporated by reference to Exhibit 4.16 to Amendment No. 1 to the Company's Registration Statement on Form S-1, No. 33-52774, filed November 9, 1992.)

10.5 1987 Stock Incentive Plan, as amended December 2, 1996. (Incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 19, 1997.)

10.6 Common Stock Purchase Warrant dated July 12, 1990 by the Company to James E. Duffy. (Incorporated by reference to Exhibit 10.5 to the Form 8, Second Amendment to Form 10, filed April 8, 1991.)

10.7 HS Resources, Inc. Rule 701 Compensatory Benefit Plan. (Incorporated by reference to Exhibit 10.5.2 to the Form 8, Second Amendment to Form 10 filed April 8, 1991.)

10.8 1992 Directors' Stock Option Plan. (Incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Company's Registration Statement on Form S-1, No. 33-52774, filed November 9, 1992.)

10.8.1 1993 Directors' Stock Option Plan. (Incorporated by reference to Exhibit 10.8.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed March 31, 1994 (as amended by Form 10-K/A-1 on April 8, 1994.))

10.9 Form of Indemnification Agreement for Directors of the Company. (Incorporated by reference to Exhibit
                           10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 25, 1996.)

10.10 Lease Agreement dated October 6, 1993, between the Company and JMB Group Trust IV and Endowment and Foundation Realty, Ltd.--JMB III for the premises at One Maritime Plaza, San Francisco, California. (Incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed March 31, 1994 (as amended by Form 10-K/A-1 on April 8, 1994.))

10.11 Lease Agreement dated March 28, 1994, between the Company and 1999 Broadway Partnership for the premises at 1999 Broadway, Denver, Colorado. (Incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, filed August 12, 1994.)

10.12 Interest exchange agreement between The Chase Manhattan Bank, N.A. and the Company dated May 9, 1995. (Incorporated by reference to Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, filed August 14, 1995.)

10.13 Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1996, among the Company, HSR Acquisition, Inc. and Tide West Oil Co. (Incorporated by reference as Annex A to Amendment No. 2 to the Company's Registration Statement on Form S-4, No. 333-01991, filed on May 2, 1996.)

10.14 Agreement for Purchase and Sale of Assets [Monetization], dated as of February 24, 1996, among the Company, Basin Exploration, Inc. ("Basin") and Orion Acquisition, Inc. (Incorporated by reference to Exhibit 2.3 to the Company's Form 8-K, filed March 12, 1996.)

10.15 Agreement for Purchase and Sale of Assets [Wattenberg], dated as of February 24, 1996, among the Company, Orion Acquisition, Inc. and Basin. (Incorporated by reference to Exhibit A to the Company's Schedule 13D relating to Basin Exploration, Inc. filed on March 6, 1996.)

10.16 Purchase and Sale Agreement, dated December 1, 1995, between the Company and Wattenberg Gas Investments, LLC. (Incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 25, 1996.)

10.17 Rights Agreement, dated as of February 28, 1996, between the Company and Harris Trust Company of California as Rights Agent. (Incorporated by reference to Exhibit 1 to the Company's Form 8-A, filed March 11, 1996.)

10.18 Purchase and Sale Agreement dated March 25, 1996 between Orion Acquisition, Inc., the Company and Wattenberg Resources Land, L.L.C. (Incorporated by reference to Exhibit 10.28 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed May 15, 1996.)

10.19 Credit Agreement, dated as of June 7, 1996, among the Company and The Chase Manhattan Bank, N.A. ("Chase"), as agent of the Banks signatory thereto. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.20 Amended and Restated Credit Agreement dated as of June 14, 1996, among the Company, Chase as agent, and the Banks signatory thereto. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.21 First Amendment to Amended and Restated Credit Agreement dated as of June 17, 1996, by and among the Company and Chase in its individual capacity and as agent for the Lenders. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.22 Second Amendment to Amended and Restated Credit Agreement dated as of November 27, 1996 among the Company and Chase in its individual capacity and as agent for the Lenders. (Incorporated herein by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

10.23 Assignment of Liens and Amendment of Amended, Restated and Consolidated Mortgage, Assignment of Production, Security Agreement and Financing Statement, dated June 14,

                           1996, among Chase (Assignor), Chase (Assignee) and the Company. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.24 Guaranty Agreement by HSR Acquisition, Inc. in favor of Chase, as Agent, dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.25 Guaranty Agreement by Orion Acquisition, Inc. in favor of Chase, as Agent, dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.26 First Amendment to Guaranty Agreement dated as of June 17, 1996, by and among Orion Acquisition, Inc. and Chase, in its individual capacity and as agent for the Lenders. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.27 First Amendment to Guaranty Agreement dated as of June 17, 1996, by and among HSRTW, Inc. (formerly HSR Acquisition, Inc.) and Chase, in its individual capacity and as agent for the Lenders. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.28 Third Amendment and Supplement to Amended, Restated and Consolidated Mortgage, Assignment of Production, Security Agreement and Financing Statement, dated as of July 15, 1996, by and between the Company and Chase. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.29 Hedging Agreement between Chase and the Company dated May 1, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.30 Hedging Agreement between Chase and the Company dated May 1, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.31 Hedging Agreement between Chase and the Company dated June 1, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.32 Purchase and Sale Agreement between the Company and Wattenberg Gas Investments, LLC dated April 25, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.33 Purchase and Sale Agreement between Wattenberg Resources Land L.L.C. and Wattenberg Gas Investments, LLC dated May 21, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.34 Purchase and Sale Agreement between Orion Acquisition, Inc. and Wattenberg Gas Investments, LLC dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.35 Purchase and Sale Agreement between Wattenberg Resources Land L.L.C. and Wattenberg Gas Investments, LLC dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.36 Purchase and Sale Agreement between Orion Acquisition, Inc. and Wattenberg Gas Investments, LLC dated June 14, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.37 Purchase and Sale Agreement between the Company and Wattenberg Gas Investments, LLC dated June 28, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996.)

10.38 Purchase and Sale Agreement between HSRTW, Inc. and Westtide Investments, LLC dated August 9, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed November 7, 1996.)

10.39 Acquisition Agreement between the Company and TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. dated August 30, 1996. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed November 7, 1996.)

10.40 Purchase Agreement dated November 27, 1996 among the Company, Orion Acquisition, Inc., HSRTW, Inc., Salomon Brothers Inc., Chase Securities Inc., Lehman Brothers Inc., and Prudential Securities Incorporated. (Incorporated by reference to Exhibit
                           10.40 to the Company's Registration Statement on Form S-4, No. 333-19433, filed January 8, 1997.)

10.41 Registration Agreement dated November 27, 1996 among the Company, Orion Acquisition, Inc., HSRTW, Inc., and Salomon Brothers Inc. in its individual capacity and as agent for Chase Securities Inc., Lehman Brothers Inc., and Prudential Securities Incorporated. (Incorporated by reference to Exhibit
                           10.41 to the Company's Registration Statement on Form S-4, No. 333- 19433, filed January 8, 1997.)

10.42 Employment Agreement between James Piccone and the Company, dated April 21, 1995. (Incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 19, 1997.)

10.43                      1997 Performance and Equity Incentive Plan.
                           (Incorporated by reference to Exhibit A to the Company's Definitive Proxy Statement for its Annual Meeting of Stockholders held on May 22, 1997, filed April 24, 1997.)

10.44 Purchase and Sale Agreement dated June 30, 1997 among HSRTW, Inc. and Horizon Gas Partners, L.P. as Seller and Gothic Energy Corporation as Buyer. (Incorporated by reference to Exhibit 10.43 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed August 14, 1997.)

10.45 Amended to Purchase and Sale Agreement dated as of July 16, 1997, among HSRTW, Inc. and Horizon Gas Partners, L.P. as Seller and Gothic Energy Corporation as Buyer. (Incorporated by reference to Exhibit 10.44 to the Company's Quarterly report on Form 10-Q for the quarter ended June 30, 1997, filed August 14, 1997.)

10.46 Side Letter Agreement between the Company and Amoco Production Company dated November 25, 1997. (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed December 23, 1997.)

10.47 Closing Side Agreement between the Company and Amoco Production Company dated December 15, 1997. (Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K, filed December 23, 1997.)

10.48 Third Amendment to Amended and Restated Credit Agreement dated as of December 15, 1997 among the Company and The Chase Manhattan Bank as agent for the Lenders signatory thereto. (Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed December 23, 1997.)

23.1*                      Consent of Arthur Andersen LLP.

23.2*                      Consent of Williamson Petroleum Consultants, Inc.

23.3*                      Consent of Netherland, Sewell & Associates, Inc.

23.4*                      Consent of Davis, Graham & Stubbs LLP (contained in
                           Exhibit 5.1).

*                Filed herewith


ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 The undersigned Registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

                 (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses is incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 12th day of February, 1998.

                                     HS Resources, Inc.
                                     a Delaware corporation

                                     By: /s/ Nicholas J. Sutton
                                        --------------------------------------
                                              Nicholas J. Sutton
                                              Chairman of the Board and Chief
                                              Executive Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas J. Sutton, P. Michael Highum and James E. Duffy, and each of them his true and lawful attorneys-in-fact and agents with full power and substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments and any amendments pursuant to Rule 462 under the Securities Act) to this Registration Statement, and to file the same with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary and advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof to be done in and about the premises, as fully to all intents and purposes and he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.



February 12, 1998                       By: /s/ Nicholas J. Sutton
Date                                   ----------------------------------------
                                             Nicholas J. Sutton
                                             Chairman of the Board and Chief
                                             Executive Officer (Principal
                                             Executive Officer)




February 12, 1998                       By: /s/ P. Michael Highum
Date                                   ----------------------------------------
                                             P. Michael Highum
                                             President and Director (Principal
                                             Executive Officer)



February 12, 1998                       By: /s/ James E. Duffy
Date                                   ----------------------------------------
                                             James E. Duffy
                                             Vice President - Finance and Chief
                                             Financial Officer and
                                             Director (Principal Financial
                                             Officer)

February 12, 1998                       By: /s/ Annette M. Montoya
Date                                   ----------------------------------------
                                             Annette M. Montoya
                                             Vice President - Accounting/HR/OM




February 12, 1998                       By: /s/ Kenneth A. Hersh
Date                                   ----------------------------------------
                                             Kenneth A. Hersh
                                             Director




February 12, 1998                       By: /s/ Michael J. Savage
Date                                   ----------------------------------------
                                             Michael J. Savage
                                             Director




February 12, 1998                       By: /s/ Philip B. Smith
Date                                   ----------------------------------------
                                             Philip B. Smith
                                             Director

                                 EXHIBIT INDEX


       EXHIBIT                                                                                      PAGE
       NUMBER                                         DESCRIPTION                                  NUMBER
        5.1         Opinion of Davis, Graham & Stubbs LLP

       23.1         Consent of Arthur Andersen LLP

       23.2         Consent of Williamson Petroleum Consultants, Inc.

       23.3         Consent of Netherland, Sewell & Associates, Inc.

       23.4         Consent of Davis, Graham & Stubbs LLP (contained in
                    Exhibit 5.1)